UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 17, 2003

COMMISSION FILE NO. 0-25842

PG&E Gas Transmission, Northwest Corporation

(Exact name of registrant as specified in its charter)

California	94-1512922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 SW Fifth Avenue, Suite 900, Portland, OR	97201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (503) 833-4000

Item 5.	Other Events

PG&E National Energy Group, Inc. Bankruptcy

On July 8, 2003, PG&E Gas Transmission, Northwest Corporation’s (PG&E GTN, or the Company) indirect corporate parent, PG&E National Energy Group, Inc. (NEG), filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division (Bankruptcy Court), Case No. 03-30459. In addition, each of the following indirect wholly owned subsidiaries of NEG filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court: PG&E Energy Trading Holdings Corporation (Case No. 03-30463), PG&E Energy Trading-Power, L.P. (Case No. 03-30461), PG&E Energy Trading – Gas Corporation (Case No. 03-30464), and PG&E ET Investments Corporation (Case No.03-30462) (collectively, the ET Companies), and USGen New England, Inc. (USGenNE) (Case No. 03-30465). Pursuant to Chapter 11 of the Bankruptcy Code, NEG, the ET Companies and USGenNE retain control of their assets and are authorized to operate their businesses as debtors in possession while being subject to the jurisdiction of the Bankruptcy Court. PG&E GTN has not filed for bankruptcy.

PG&E Corporation is the ultimate parent corporation of both NEG and the Company. Under the proposed plan of reorganization NEG filed with the Bankruptcy Court, if confirmed by the Bankruptcy Court and implemented, PG&E Corporation would no longer have any equity interest in NEG or the Company.

As of June 30, 2003, the face value of PG&E GTN’s guarantees supporting obligations of the ET Companies that sought bankruptcy protection was $195.7 million, with an overall net exposure of $7.8 million on the transactions supported by the guarantees. The net exposure is comprised of the amount of outstanding guarantees directly supporting underlying transactions, net of offsetting positions, cash, and other collateral.

In addition, PG&E GTN has provided a secondary guarantee of $140 million (declining by $10 million on April 1st of each year) to Liberty Electric Power, LLC (Liberty) on behalf of PG&E Energy Trading – Power L.P. (ET Power) related to ET Power’s tolling agreement with Liberty. NEG is the primary guarantor. Under the terms of PG&E GTN’s and NEG’s guarantees, Liberty must first proceed against NEG’s guarantee, and can only demand payment under PG&E GTN’s guarantee if (1) NEG is in bankruptcy or (2) Liberty has made a payment demand on NEG which remains unpaid five business days after the payment demand is made. It is expected that the underlying tolling agreement will terminate as a result of ET Power’s bankruptcy, and ET Power may be liable for termination payments. NEG and ET Power filed a motion on July 8, 2003 with the Bankruptcy Court, to reject the Liberty tolling agreement, which may also give rise to termination payments. Determination of the termination payment (if any) will be based on a formula that takes into account a number of factors including such market conditions as the price of power and the price of fuel. If it is determined that ET Power is obligated to pay Liberty a termination payment, it is likely that Liberty will make a demand on PG&E GTN for such amount under its guarantee. PG&E GTN is unable to predict whether and to what extent PG&E GTN may become liable under its guarantee.

As previously disclosed in a Current Report on Form 8-K filed July 2, 2003, PG&E GTN has been released of all obligations under its $24 million guarantee to DTE Georgetown, LLC (DTE) related to a tolling agreement between ET Power and DTE, subject to restoration of PG&E GTN’s guarantee obligation to the extent that DTE is required by the Bankruptcy Court to disgorge amounts received from ET Power as a termination payment.

Although PG&E GTN does not currently anticipate that the Chapter 11 filings by NEG and the ET Companies will have a material adverse impact on PG&E GTN’s results of operations or financial condition, PG&E GTN’s results of operations or financial condition may be materially adversely affected if PG&E GTN becomes liable for material amounts under the guarantees described above.

Rating Agency Action

On July 8, 2003, Standard & Poor’s lowered its corporate credit rating for the Company to ‘CC’ from ‘CCC’ and removed the rating from CreditWatch. Standard & Poor’s stated that the Company’s rating was lowered to reflect a differential between a rating on a ring-fenced entity and its ultimate parent; in this case, NEG, which filed for bankruptcy protection. Standard and Poor’s explained that “[w]hile GTN benefits from the legal protection of various structural enhancements that allow Standard & Poor’s to rate it primarily on its own merits, it guarantees several obligations of its energy trading affiliate, which, if demanded may be difficult to fund and may result in GTN seeking protection from its creditors.”

On July 9, 2003, Moody’s Investors Service downgraded the Company to B2 from B1, with a negative outlook, following the announcement that the Company’s indirect parent, NEG, had voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Moody’s stated that “the downgrade and negative outlook for GTN’s rating incorporate GTN’s affiliation with a bankrupt entity and the contingent liabilities from its guarantees of the trading and tolling obligations of PG&E Energy Trading Holdings Corporation (ET), NEG’s energy trading subsidiary which is in bankruptcy. However, GTN’s ratings also recognize certain protections provided its creditors by its ringfenced structure and covenants that limit the level of dividends that can be paid to NEG and require unanimous board approval, including that of an independent member, to put GTN into bankruptcy. GTN enjoys a sound stand-alone financial profile, and Moody’s believes that it has sufficient debt and borrowing capacity to finance a reasonable range of liquidity calls that could materialize out of these guarantees.”

The complete text of the Moody’s and Standard and Poor’s press releases are attached.

Change in Directors and Officers

On July 8, 2003, Thomas B. King resigned from his positions as President of the Company and as a director of the Company, and Messrs Worthington and Darbee resigned as directors of the Company, simultaneously with their resignations from similar posts at NEG. On that same date, Sanford L. Hartman, Robert T. Howard, and John C. Barpoulis were elected as directors of the Company, and P. Chrisman Iribe was appointed as President.

Item 7.	Financial Statements and Exhibits

(c) Exhibits

The following exhibits are filed as part of this Form 8-K:

Exhibit No.	Exhibit

99	Credit Agency Press Releases

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION

July 17, 2003	By:	/s/ THOMAS E. LEGRO
Thomas E. Legro Vice President and Controller